UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 26, 2009

US GOLD CORPORATION

(Exact name of registrant as specified in its charter)

Colorado	001-33190	84-0796160
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

99 George Street, 3rd Floor, Toronto, Ontario Canada		M5A 2N4
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (866) 441-0690

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On May 26, 2009, US Gold Corporation (“US Gold” or the “Company”) closed the sale of 3.15 million shares of common stock to the underwriters (the “Underwriters”), pursuant to an over-allotment option to purchase 3.3 million shares of common stock (the “Over-Allotment Option”) granted in connection with US Gold’s previously-closed public offering of 22.0 million shares of common stock (the “Offering”).  Consistent with the recently-closed Offering, the 3.15 million shares were sold to the Underwriters at the public offering price of US$2.00 per share (before the Underwriters’ commissions and expenses).  The Over-Allotment Option closed on May 26, 2009 and, like the Offering, was made under US Gold’s shelf registration statement on Form S-3 (Registration No. 333-157998), including a base prospectus dated April 23, 2009, as supplemented by a final prospectus supplement dated May 12, 2009.  With the sale of the additional 3.15 million shares pursuant to the Over-Allotment Option, in the aggregate, 25.15 million shares have been sold in connection with the Offering.  Proceeds to US Gold from the Offering to date, net of Underwriters’ commissions and expenses are approximately US$46.72 million, which includes proceeds of approximately US$5.92 million from the sale of the 3.15 million shares pursuant to the Over-Allotment Option.  The Company will use the net proceeds from the Offering and sale of 3.15 million shares of common stock pursuant to the Over-Allotment Option to fund ongoing exploration programs in Nevada and Mexico, to pay property and other holding costs in Nevada and Mexico and for general corporate purposes.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1   Press release dated May 26, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

US GOLD CORPORATION

Date:	May 26, 2009	By:	/s/ PERRY Y. ING
Perry Y. Ing
Vice President, Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Exhibit Description
99.1	Press release dated May 26, 2009.